UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2014

Idera Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Sidney Street Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 7, 2014, Idera Pharmaceuticals, Inc. (the “Company”) entered into a Development and Commercialization Agreement (the “Agreement”), with Abbott Molecular Inc. (“Abbott Molecular”) for the development of an in vitro companion diagnostic test for use in the Company’s clinical development programs to treat certain genetically defined forms of B-cell lymphoma with IMO-8400, the Company’s lead drug candidate. The Agreement provides for the development and subsequent commercialization by Abbott Molecular of a companion diagnostic test utilizing polymerase chain reaction technology to identify with high sensitivity and specificity the presence in tumor biopsy samples of the oncogenic mutation referred to scientifically as MYD88 L265P. The Agreement is effective as of May 1, 2014.

Pursuant to the Agreement, Abbott Molecular is primarily responsible for developing and obtaining regulatory approvals for the companion diagnostic test in accordance with an agreed development plan and regulatory plan and for making the companion diagnostic test commercially available in accordance with an agreed commercialization plan. Abbott Molecular will retain all proceeds from commercialization of the companion diagnostic test. Subject to the terms of the Agreement, the Company will pay Abbott Molecular fees and fund Abbott Molecular’s development of the companion diagnostic test in an approximate aggregate amount of $6.7 million over an approximately five year development period, which includes clinical trial site costs and Abbott Molecular’s costs of preparation and filing fees for regulatory submissions for the companion diagnostic with the U.S. Food and Drug Administration. This amount is subject to increase if Abbott Molecular incurs additional expenses in order to meet unexpected material requirements or obligations not included in the agreement or if the Company is required to conduct additional or different clinical trials which result in Abbott Molecular incurring additional costs.

The parties’ activities pursuant to the agreed development, regulatory and commercialization plans is governed by a joint steering committee, with Abbott Molecular retaining final decision making authority, subject to its obligations under the Agreement, for development, manufacture and marketing of the companion diagnostic and the Company retaining final decision making authority, subject to its obligations under the Agreement, for the development, manufacture and marketing of IMO-8400.

Under the Agreement, each party grants the other party specified intellectual property licenses to enable the other party to perform its obligations and exercise its rights under the Agreement, including license grants enabling Abbott Molecular to develop and commercialize the companion diagnostic test for use with IMO-8400 and enabling the Company to develop and commercialize IMO-8400 with Abbott Molecular’s companion diagnostic test. The licenses granted by the parties to one another generally survive termination of the Agreement. Abbott Molecular remains free to develop its companion diagnostic test for use with third party therapeutic products, and the Company remains free to engage third party diagnostics companies to develop other companion diagnostic tests for use with IMO-8400.

The Company is permitted to terminate the Agreement for convenience upon 90 days written notice to Abbott Molecular and, under circumstances specified in the Agreement, payment of a termination fee and wind-down costs. The parties also may terminate the Agreement based on uncured material breaches by or the bankruptcy or insolvency of the other party, and each party has the right to terminate the Agreement in the event of specified permanent injunctions based on infringement of third party intellectual property rights.

A copy of the Company’s press release issued on May 8, 2014 announcing the Agreement is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

See attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Idera Pharmaceuticals, Inc.

Date: May 13, 2014	By:	/s/ Louis J. Arcudi, III
Louis J. Arcudi, III Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Idera Pharmaceuticals, Inc. on May 8, 2014